Exhibit 10.2

LABORATORY CORPORATION OF AMERICA HOLDINGS
AMENDMENT
TO
2008 STOCK INCENTIVE PLAN

        The Laboratory Corporation of America Holdings 2008 Stock Incentive Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of adoption of this Amendment by the Board of Directors of Laboratory Corporation of America Holdings (the “Corporation”), as provided below:

1.     Section 8(f) of the Plan is amended to read in its entirety as follows:

Termination of Employment. Except as provided in this Section 8(f) and in Section 8(g) hereof, an Option may not be exercised unless the Participant is then in the employ or service of (1) the Company, (2) an Affiliate Corporation or (3) a corporation issuing or assuming the Option in a transaction to which Section 424 of the Code applies or a parent corporation or subsidiary corporation of the corporation described in this Clause 3, and unless the Participant has remained continuously so employed since the date of grant of the Option. Except as otherwise provided in the applicable Award Agreement, in the event that the employment or service of a Participant shall terminate (other than by reason of death, Disability or Retirement), all Options of such Participant that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within three (3) months after such termination. Nothing in this Plan or in any Option or Right granted pursuant hereto shall confer upon an individual any right to continue in the employ or service of the Company or any of its Affiliate Corporations or interfere in any way with the right of the Company or any such Affiliate Corporation to terminate such employment or service at any time.

Except as amended above, the Plan shall remain unchanged in all other respects.

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        This Amendment to the Plan was duly adopted and approved by the Board of Directors of the Corporation on May 7, 2008.